Exhibit 3.10

Translation

VOLUME EIGHT HUNDRED SIXTY-FOUR

(37,434) - DOCUMENT NUMBER THIRTY-SEVEN THOUSAND

FOUR HUNDRED THIRTY-FOUR

IN THE CITY OF MEXICO, on the twentieth of March, nineteen hundred eighty-five, I Attorney CARLOS A. YFARRAGUERRI Y VILLARREAL, holder of Notary License Number twenty-eight of the Federal District, I spread upon the record the contract of a BUSINESS PARTNERSHIP, that for the constitution, organization and operation of “STOWE WOODWARD MEXICO SA DE CV,” a VARIABLE STOCK CORPORATION, authorizes “BTR, Inc.”, “BTR Americas, INC.,” “BTR Canada Holdings, Inc.,” represented by Attorney JAIME CORTES ROCHA and “BTR Trading, Inc.,” and BTR North-America, Inc.,” represented by Attorney LUIS VANTES MUNIZ, and who hereby confirm in keeping with the following records and clauses:

BACKGROUND:

I.- For the execution of that document, the appearing parties show me the following authorizations:

a). That granted by the National Commission of Foreign Investments, which is copied at the end of this instrument; and

b). That granted by the Secretary of Foreign Relations, which I am adding to the appendix of this protocol volume, under the same number as this instrument and letter “A” which corresponds to it and is transcribed subsequently.

II. In the light of the above, the parties subject the constitution, organization and operation of the company to the following:

STATUTES:

NAME, ADDRESS, AIM AND DURATION

ARTICLE I. The name of the company is “STOWE WOODWARD MEXICO,” which will always be followed by the words “SOCIEDAD ANONIMA DE CAPITAL VARIABLE,” or its abbreviation “S.A. DE C.V.” (Variable Stock Corporation).

ARTICLE II. The seat of the corporation is Mexico City, Federal District, however, it shall be able to establish agencies or branches in any part of the Republic or abroad and establish addresses for service.

ARTICLE III. The corporation shall have as its aim:

1. The manufacture, repair, import, export, distribution and general trade of industrial rollers; the covering of rollers and presses with every type of elastomer, as well as the straightening, crowing and dynamic balancing of presses;

2. To manufacture, sell, buy, import, export, repair, cover, distribute and deal in general with every kind of component, canvas, lining for machinery; with every type of elastomer and plastic for covering; as well as every type of raw material, equipment, and machinery which is required for the realization of this aim;

3. Acquire, transfer, rent or use for renting every type of real and personal property as well as any rights thereto, to the extent that it is required for it corporate aim;

4. To establish agencies and branches and appoint agents or representatives, and act as agent or representative in the Republic of Mexico or abroad for every type of industrial or commercial corporation;

5. Register, acquire, cede or use in any other way brands, commercial names, patents, copyrights, as well as to obtain and grant licenses for the use of the same.

6. To obtain and grant every type of loan or credit with or without specific guarantee;

7. To issue, accept, endorse and in general negotiate in any form with every type of title and credit and grant the bond and guarantee required in relation to the corporation’s obligations;

8. Receive, lend and contract every type of technical, administrative, consulting, advisory and supervisory service;

9. In general to carry out acts and make every type of contract necessary for realizing its corporate aim.

ARTICLE IV. The duration of the corporation will be ninety-nine years counting from the date of the corporate charter.

CAPITAL STOCK AND SHARES

ARTICLE V. The capital stock is variable. The minimum fixed capital is FIFTY MILLION PESOS, national currency, represented by fifty thousand nominal, common shares, with a par value of ONE THOUSAND PESOS, national currency, each one, totally underwritten and paid for. The surplus of the capital will have no limit and will be represented by nominal shares with characteristics determined by the Regular Meeting of Shareholders who approve their issue.

All shares will confer equal rights and obligations on their holders. The titles or provisional certificates that the shares represent are to meet every requirement established in Article one hundred twenty-five of the General Law of Business Partnerships, may support one or more shares and will be signed by two members of the Administrative Council.

ARTICLE VI. The fixed minimum capital may increase or decrease by resolution of the Special Meeting of Shareholders and the corresponding reform in the corporation’s bylaws, subject at all points to the provisions of the General Law of Business Partnerships.

The surplus of the capital stock may increase or decrease with the only stipulation that said increases or decreases shall be agreed upon by a Regular Meeting of Shareholders. The shares that are issued to represent the surplus of the capital may remain on deposit in the Treasury of the Corporation for final circulation, in which case the Shareholders; Meeting which has agreed on its issuance shall determine the bases on which the Meeting or the Administrative Council may offer the corresponding shares for its guarantee and payment.

In keeping with Article one hundred thirty-two of the General Law of Business Partnerships, in each case of increase of capital, whether it corresponds to the fixed minimum or to the surplus of the same, the shareholders will have the right to subscribe to the new shares that are issued in order to represent the increase in question or else the shares already issued and deposited in the Treasury of the corporation that may be put in circulation, in proportion to the number of shares of which they are holders. The shareholders are to exercise said preferred right within a term of fifteen days following the date of issue of the corresponding resolution in the Official Diary of the Federation and in one of the diaries of greatest circulation in the corporate headquarters. However, if the totality of the capital shares were to be represented in the Meeting, said term of fifteen days shall be counted from the date of the holding of the Meeting, and the shareholders shall be considered notified of the resolution from that moment, on which account its publication will not be necessary.

ADMINISTRATION OF THE CORPORATION

ARTICLE VII. The administration of the corporation will be by an Administrative Council formed by an odd number of members determined by the Shareholders’ Meeting. If the Meeting considers it pertinent, alternate counselors may be named. The counselors and their alternates, in their turn, may or may not be shareholders, shall perform their functions until the persons appointed to replace them take office, they may be re-elected and will receive such compensation as shall be determined by the Regular Meeting of Shareholders.

ARTICLE VIII. Any shareholder or group of shareholders who represents at least twenty-five per cent of the capital stock will have the right to appoint a member of the Council and his Alternate, in his turn. Once such appointments are made, the other members of the Administrative Council and their Alternates, in their turn, will be appointed by majority vote, without counting those votes corresponding to the shares minority shareholders under this article. In case no shareholders or group of shareholders exercises the right of minorities established in this Article, all members of the Administrative Council will be designated by majority vote.

ARTICLE IX. The Administrative Council will be the legal representative of the corporation and will have the following powers: 1. To exercise power over lawsuits and collections, with all the general and special powers that require a special clause under the Law, without any limitation, in keeping with that provided in the first paragraph of Article two thousand five hundred fifty-four of the Civil Code for the Federal District and its correlatives in the Statutes of the Republic, being thereby empowered to even waive the right of habeas corpus; make civil and criminal complaints and abstain from them; to collaborate with the Attorney General and grant pardon; to agree or commit to arbitration; to ask and answer questions under cross-examination, to challenge judges; receive payments and execute all other acts authorized expressly by law, including representing the corporation before private individuals and every type of authority and criminal, civil administrative and labor courts; 2. Administer property in keeping with the provisions of the second paragraph of Article two thousand five hundred fifty-four of the Civil Code of the Federal District and its correlatives of the States of the Republic; 3. To execute acts of state, in keeping with that established by the third paragraph of Article two thousand five hundred fifty-four of the Civil Code for the Federal District and its correlatives in the States of the Republic; 4. To underwrite negotiable instruments under the Ninth Article of the General Law of Bonds and Credit Transactions; 5. To open and close bank accounts in the name of the corporation and appoint persons who may draw against the same; 6. To appoint and remove the Director General and other officers of the corporation, and decide their remuneration’s, powers and jurisdiction; 7. To make internal work rules; 8. To call Assemblies of Shareholders and make resolutions; 9. To execute all actions necessary or suitable for the aims of the corporation or that result therefrom; and 10. To confer general or special powers in terms of the preceding paragraphs one, two, three, four and five with or without powers of substitution, as well as to rescind the powers that would have been conferred.

ARTICLE X. The President and Secretary of the Administrative Council will be appointed by the Stockholders Meeting or by the same Administrative Council and will the powers conferred on them at the moment of their appointment. The Secretary may or may not be a member of the Council.

ARTICLE XI. The Administrative Council will meet whenever summoned by the President or two of its members. In order for the Sessions of the Administrative Council to be valid, the attendance of the majority of its members or their respective Alternates will be required in any event. The Administrative Council will adopt its resolutions by a majority vote of the council members present. The president will have the deciding vote in the case of a tie. If the President or the Secretary did not attend the Session, the respective office will be filled by the Council Member designated by majority vote of the members present at said Session. The minutes of the Sessions of the Council will be transcribed in a book especially authorized and will be signed by those who served as President and Secretary of each Session.

ARTICLE XII. To guarantee the faithful performance of their duties, the Council Members and their respective Alternates when they take office, shall put up the guarantee that the Regular Shareholders’ Meeting shall set, or in their absence, shall deposit with the corporation the sum of ONE THOUSAND PESOS, National Currency, each one. The Council Members will not be allowed to withdraw their guarantees until their transaction has been approved by the Regular Shareholders’ Meeting. The managers and other officers of the corporation will authorize the guarantees that the Shareholders’ Meeting or the Administrative Council decide.

OVERSEEING THE CORPORATION

ARTICLE XIII. The oversight of the corporation will be entrusted to a commissioner. If the Meeting considers it proper, an Alternate Commission may be appointed.

ARTICLE XIV. The Commissioner need not be stockholder of the corporation; he may be re-elected and perform his duties until the person designated to replace him takes office.

ARTICLE XV. The Commissioner will have the powers and obligations indicated in Article one hundred sixty-six of the General Law on Business Partnerships.

ARTICLE XVI. The Commissioner will grant the same guarantees established in Article thirteen of these statutes for the Council Members and can only withdraw them when his action has been approved by the Regular Shareholders Meeting.

SHAREHOLDERS’ MEETING

ARTICLE XVII. The Shareholders’ Assemblies will be held at the Corporate Headquarters. Those meeting held to treat matters included in Article one hundred eighty-two of the General Law of Business Partnerships will be Special Assemblies. All others will be Regular.

ARTICLE XVIII. The Regular Assemblies will be held at lease once a year, within the four months following the Close of each Corporate Year. Aside from the matters specified in the Agenda, the Regular Annual Assemblies must discuss, approve or modify the report of the Administrative Council, which includes the reports and financial statements to which Article one hundred seventy-two of the General Law of Business Partnerships refers, after the report of the commissioner has been heard and it has taken all measures it regards appropriate; such as appointing the members of the Administrative Council and the Commissioner and, in deciding their remuneration’s.

ARTICLE XIX. The summonses for Shareholders; Assemblies must be made by the Administrative Council or, to the extent the law permits, by the Commissioner. However, shareholders who represent at least thirty-three percent of the capital stock may request in writing, at any moment, for the Administrative Council or the Commissioner to convoke a Shareholders’ Meeting to discuss matters specified in their application. Any shareholder who possesses a stock will have the same right in any of the cases mentioned in Article one hundred eighty-five of the General Law of Business Partnerships. If the Administrative Council or the Commissioner does not issue the call within the fifteen days following the date of the application, a Judge of the Civil Court or of the District of the corporate headquarters will do it on petition of any of the interested parties, who must show their stock for this purpose, in keeping with what is set forth in the Law.

ARTICLE XX. The notices to Meeting will be published in the official newspaper of the corporate headquarters and in one of the dailies of greatest circulation in said location, for at least fifteen days prior to the date set by the Meeting. The notices will contain the Agenda and will be signed by the person or persons who issue them.

ARTICLE XXI. The Assemblies may be held without prior notice if the capital stock will be totally represented at the moment of vote.

ARTICLE XXII. Only shareholders who appear as owning one or more shares in the Record Book of Nominative Stocks of the Corporation.

ARTICLE XXIII. The shareholders may be represented in the Assemblies by the person or persons whom they designate in a power of attorney letter signed before two witnesses, or by any other power of attorney conferred under the law.

ARTICLE XXIV. The minutes of the Assemblies will be registered in a specially authorized book and must be signed by the President and the Secretary of the Meeting, as well as by the Commissioner, if he is present, and by the shareholders or shareholder representatives who may wish to do so.

ARTICLE XXV. The Assemblies will be presided over by the President of the Administrative Council. However, in his absence, the Assemblies will be presided over by the person designated by a majority vote of the shares represented in the Meeting.

ARTICLE XXVI. In order to be valid, the Regular Assemblies of Shareholders held by virtue of first call must meet, at least, the representation of the fifty percent of the shares in circulation. The resolutions must be adopted by the favorable vote of the majority of the shares represented in the Meeting.

ARTICLE XXVII. In order to be valid, the Special Shareholders’ Assemblies must held by virtue of first call must bring together, at least, the representation of seventy-five percent of the capital stock, and their resolutions will be valid when adopted by favorable vote of shares that represent, at least, fifty percent of the capital stock.

FINANCIAL INFORMATION

ARTICLE XXIX. Within the three months following the close of each corporate year the following financial statement will be prepared, under the responsibility of the Administrative Council:

a). A statement that shows the financial situation of the corporation on the date of the close of the fiscal year;

b). A statement that shows, properly explained and classified, the results of the corporation during the fiscal year;

c). A statement that shows the changes in the financial situation during the fiscal year;

d). A statement that shows the changes in the entries that constitute the shareholders’ equity during the fiscal year;

e). Notes necessary for completing or clarifying the information provided in the above statements.

ARTICLE XXX. The financial statements referred to in the previous article will be delivered to the Commissioner at least a month before the date indicated for the Regular Annual Stockholders’ Meeting.

ARTICLE XXXI. Within the fifteen days following the date of delivery of the financial statements, the Commissioner will present to the Administrative Council a report concerning the veracity, sufficiency and reasonableness of the information presented by the Administrative Council.

The report of the Administrative Council as well as the report of Commissioner will be placed at the disposal of the shareholders, for their review, in the corporate headquarters, for the fifteen days prior to the date set for the Regular Annual Shareholders Meeting, a copy of said report being duly provided to the shareholders if they desire it.

PROFITS AND LOSSES

ARTICLE XXXII. The net profit for each corporate year will be applied as follows:

1. Five percent will be separated to constitute and, should it be necessary, to reconstitute the legal reserve fund, until it at least equals twenty percent of the capital stock; and 2. The residuary of the profits will be applied as determined by the Regular Shareholders’ Meeting.

ARTICLE XXXIII. The losses, should there be any, will first be reported by the reserve fund and, if these are lacking by the secured capital stock, with the understanding that the stockholders’ responsibility in regard to the social obligations will be limited to the payment of the nominative value of its respective actions.

DISSOLUTION AND LIQUIDATION

ARTICLE XXIV. The company will be dissolved in any of the cases specified in Article two-hundred twenty-nine of the General Law of Business Partnerships.

ARTICLE XXXV. After the corporation is dissolved, they will be liquidated. The liquidation will be entrusted to one or more liquidators appointed by the Stockholders’ Special Meeting. If the Meeting does not make the corresponding appointment, a Judge of the Civil Court or the corporate headquarter’s District will do it at the request of any stockholder.

ARTICLE XXXVI. In the want of express instructions to the contrary given to the liquidators by the Meeting, the liquidation will be done in keeping with the following general principles: 1. Conclusion of pending matters, in the way least prejudicial to creditors and stockholders; 2. Collection of accounts receivable and payment of debts; 3.- Sale of assets of the corporation; 4. Preparation of final general balance sheet; and 5.- Distribution of the residuary, should there be any, among the stockholders in proportion to the number of their shares.

GENERAL PROVISIONS

ARTICLE XXXVII. Any foreigner who in the act of the constitution or at any subsequent time acquires an interest or share in the corporation, will be considered by that very fact as a Mexican in regard to these matters, and it will be understood that he agrees not to invoke the protection of his government, under the penalty, should he default on his agreement, of losing said interest or share in to the Mexican Nation.

ARTICLE XXXVIII. The founding partners, as such, do not reserve the right to any profit.

TEMPORARY PROVISIONS

FIRST. At this act, the matters are hereby subscribing and paying in cash the total amount of the minimum fixed capital of the corporation that is constituted, in the following form and proportion:

NAME	NUMBER OF SHARES	CAPITAL
BTR Inc.	49,996	$49,996,000.00
BTR Americas, Inc.	1	1,000.00
BTR Canada Holdings, Inc.	1	1,000.00
BTR Trading, Inc.	1	1,000.00
BTR North America, Inc.	1	1,000.00

TOTAL:-	50,000	$50,000,000.00

SECOND. The executors as founding partners and sole stockholders of “STOWE WOODWARD MEXICO SA DE CV” VARIABLE STOCK CORPORATION OF considering the meeting that they have for the signing of this corporation charter as the first Regular Meeting of the Stockholders of the Corporation, by unanimous vote adopt the following:

RESOLUTIONS:

1. The corporation will be governed and administered by an Administrative Council, and shall appoint the following persons as its members:

EDGAR E. SHARP

ROBERT FAIRCLOTH

ALFONSO CANALES

FELIX COLA

JAIME MILLAN ARCE

2. Mr. GUILLERMO WILLIAMS is appointed Commissioner of the corporation who according to the declaration of the parties appearing has no legal impediment to functioning in this office.

3. Mr. JAIME MILLAN is appointed General Manager, who will count on all the general and special powers that require a special clause for the performance of his duties under the law, for acts of administration and lawsuits and

(missing word or syllable ) eighty-seven and two thousand five hundred ninety-three of the ordinance itself and those for initiating and abstaining from habeas corpus, asking and answering questions under cross-examination, promoting complaints and desisting from them, making accusations, collaborating with the Attorney General and granting pardon to the guilty. He will also have the powers and authorizations under Article nine of the General Law of Titles and Credit Operations, he will also enjoy the powers to replace the present power of attorney, in special and limited form, by indicating in addition a determined period in which such replaced power will be cancelled by himself upon expiration of said period; he will also have the powers to revoke the power or replacement that he may have authorized.

Let it be known that the Administrative Council, the Commissioner and the General Manager here named have accepted their offices and the performance of the same in keeping with what is provided in the corporate bylaws.

THIRD. The undersigned notary is empowered to execute all legal and administrative procedures that may be necessary, to enter this document in the Public Commercial Register.

The permits referred to in the first paragraph of the BACKGROUND of this document are of the following nature:

a). One for the National Commission of Foreign Investment.- ”In the margin a stamp with the National Coat of Arms which reads: ESTADOS UNIDOS MEXICANOS - COMISION NACIONAL DE INVERSIONES EXTRANJERAS (United States of Mexico - National Commission for foreign Investment) - EXP: 172/33544-C - REG: 10797 - 246 - Mexico, - D.F., at 29 ENE. 1985 - BTR, INC. - PASEO DE LA REFROMA 76-3rd FLOOR - 06600 MEXICO, D.F. - Attn: JAIME ROCHA CORTES (sic)

attention to his communication received the 15 of October, 1984 and pursuant to articles 20 section I and last paragraph, 5th 12 sections I, II and III, 13, 14 section I and II and 15 of the Law to Promote Regular and Mexican Investment and Foreign Investment, as well as in the General Resolution No. 1 of the National Commission on Foreign Investments, published in the Official Diary of the Federation of the 30 of August, 1984, the following is stated: The National Commission for Foreign Investments, in its session 8/84 of 6 of December, 1984 resolved in favor of the application presented in the communication of reference, and authorized BTR, INC., of United States nationality; to subscribe with 4 other foreign persons, to 100% of the capital stock of a corporation to be constituted which would be named STOWE WOODWARD MEXICO, S.A. DE C.V. and whose activities would be the manufacture and repair of curved rollers and 1 bearing cover for rollers and presses with different types of elastomers, as well as the reconditioning, crowning and dynamic balancing of presses, in virtue of which the proposed foreign investment is complementary to the domestic investment and will have positive effects on the country’s balance of payment, the creation of jobs and the technological contribution. Also, the Commission itself has conditioned its decision on BTR, INC and/or the corporation’s compliance with the following commitments: I To present before the 30 of April, 1985 and let it be approved by the authorities what follows : 1. By the Executive Secretary of the National Commission for Foreign Investments a program of industrial commitments that includes: a) National integration for the covering of rollers and expanders above 90% and 70% respectively, from the beginning of their manufacture, as is offered in their application.

b) Exports increasing for the next 5 years of operation, beginning for the first of them, with 10% of their total sales. 2. For the Secretary of Labor and Social

Security, a program of creation and training for 40 jobs during the first year of operations. 3. For the General Management for Transfer of Technology a program of investigation and technological development. II To finance the project which is authorized with resources from the outside, verifying for certain to the Executive Secretary before the 30 of April, 1985 the influx of currencies to the national banking system and its conversion to Mexican pesos. III. To enter in the National Register for Transfer of Technology the technology contracts that the enterprise to be constituted comes to make with its headquarters and/or affiliated enterprises, which must be made on an uncompensated basis, as offered in its application. IV. To place its industrial plant within Zone I “B” or II in keeping with the Decree by which Geographic Zones for the Realization of the program of Incentives for the Territorial Decentralization of Industrial Activities, published in the Official Diary of the Federation on 2 of February, 1979. The present authorization is granted with prejudice to the acts of the authority that proceed from the corresponding Secretaries or Departments of State. The interested party may state in writing to the Executive Secretary of the National Commission for Foreign Investments before the 13 of March, 1985, his agreement with the commitments he has made. This authorization may only be put into effect before the 30 of April of the same year, with the understanding that if he does not indicate his agreement with the indicated commitments, fails to comply with some of them or does not excercise the authorization within the indicated term, the same will be null and void. RESPECTFULLY. EFFECTIVE VOTE. NO REFLECTION THE EXECUTIVE SECRETARY ATTY. ADOLFO HEGEWISCH-FERNANDEZ Signed c.c.p. Secretariat of Labor and Social Security. c.c.p. Asst. Secretary of Foreign Commerce. c.c.p. Asst. Secretary of Industrial Development c.c.p. Asst. Secretary of Industrial and Commercial Planning. c.c.p. General Management

for Transfer of Technology. c.c.p. General Management for Information and Studies on Foreign Investment. c.c.p. Asst. Manager for Operations and Follow-up.- HMC/FM/mgv. Signature

b). That of the Secretary of Foreign Relations. “In the margin a stamp with the National Coat of Arms that reads: UNITED STATES OF MEXICO - SECRETARY OF FOREIGN RELATIONS - MEXICO - GENERAL MANAGER OF JUDICIAL AFFAIRS.- ASST.GENERAL MANAGER FOR MATTERS PERTAINING TO CONSTITUCIONAL ARTICLE 27 - NO. 10180 - EXP.911152 - 11429 - A stamp with the National Coat of Arms which reads: UNITED STATES OF MEXICO - SECRETARY OF FOREIGN RELATIONS - 31 GENERAL MANAGEMENT FOR JUDICIAL AFFAIRS - THE SECRETARY OF FOREIGN RELATIONS ATTENTION Mr. C. JAIME CORTES ROCHA requested permission from this Secretariat to from a Variable Stock Corporation with 100% foreign capital, under the name of BTR DE MEXICO, D.F., minimum capital $50,000,000.00 M.N. and unlimited variable, whose corporate aim is detailed in the attachment, duly signed and sealed which is part of this Permit. And considering likewise, communication number 246 of the 29 of January, 1985, subscribed by the C. Executive Secretary of the National Commission for Foreign Investments, Atty. Adolfo Hegewisch Fernandez, who in his official capacity says: “The National Commission for Foreign Investment in its Session 8/84 of 6 December, 1984 resolved in favor of the application presented in the communication of reference, and authorized BTR, INC., of United States nationality; to subscribe with 4 other foreign persons, to 100%of the capital stock of a corporation to be constituted which would be named BTR DE MEXICO, S.A. DE C.V.” GRANTS the applicant permission to form the corporation on condition that the following clause, be inserted in the corporation charter; it is contained in article 2o of the Regulation of the Organic Law, Section

I of Article 27 of the General Constitution of the Republic, by which it is agreed with the Mexican Government, before the Secretariat of Foreign Relations, by the founding partners and the future partners that the corporation may have, that: “Every foreigner, who at the time of the constituting or at any subsequent time, may acquire an interest or share in the corporation, will be considered, by that very fact a Mexican in regard to both government, under the penalty, should be default on his agreement, of losing said interest or share in favor of the Mexican Nation.” With the understanding that the capital stock will be 100% foreign and will be underwritten by BTR, INC., of United States nationality, and by four other foreign persons. In regards to acquiring land ownership, water or access thereto, real estate or buildings in general, negotiations or enterprises, prior permission may be sought from this same secretariat. This permission is conceded based on articles 17 of the Law to Promote Mexican Investment and Regulate Foreign Investment and 28, section V of the Organic Law for Public Federal Administration, in terms of articles 27 of the Constitution, section I, 1o. of its Organic Law and 2o. of its Regulation; its use implies its unconditional acceptance and obligates one to fulfill the provisions that govern the corporate aim; failure to comply or violation will cause the application of the sanctions stated in said ordinances. It is issued without prejudice to other authorizations, licenses or permits that the interested party may obtain for the establishment and operation of the corporation. The full text of this permit will be inserted in the constituting document and remain null and void if it is not used within the ninety working days following the date of its issue, in keeping with the provision of the second paragraph of article 2o. of the Regulation quoted. Tlatelolco, D.F. 18 of February of nineteen hundred eighty five.

EFFECTIVE VOTE. NO REELECTION - P. O. OF THE SECRETARY - THE ASST.

GENERAL MANAGER - ATTY. JUAN E. PENALOZAP. - Signed.

IPP/cca.11429 - Corporate aim:1. The manufacture, repair, import, export, distribution and general trade of industrial rollers:-the bearing cover of rollers and presses with every type of elastomer, as well as the reconditioning, crowning and dynamic balancing of presses;

2. To manufacture, sell, buy, import, export, repair, cover, distribute and deal in general with every kind of component, canvas, lining for machinery; with every type of elastomer and plastic for covering; as well as every type of raw material, equipment, and machinery which is required for the realization of this aim;

3. Acquire, transfer, rent or use for renting every type of real and personal property as well as any rights thereto, to the extent that it is required for it corporate aim;

4. To establish agencies and branches and appoint agents or representatives, and act as agent or representative in the Republic of Mexico or abroad for every type of industrial or commercial corporation;

5. Register, acquire, cede or use in any other way brands, commercial names, patents, copyrights, as well as to obtain and grant licenses for the use of the same.

6. To obtain and grant every type of loan or credit with or without specific guarantee; 7. To issue, accept, endorse and in general negotiate in any form with every type of commercial paper and credit and grant the bond and guarantee required in relation to the corporation’s obligations; 8. Receive, lend and contract every type of technical, administrative, consulting, advisory and supervisory service; 9. In general, to carry out acts and make every type of contract necessary for realizing its corporate aim. Two stamps with the National Cost of Arms which read:

One. - UNITED STATES OF MEXICO - SECRETARIAT OF FOREIGN RELATIONS - GENERAL MANAGER FOR JUDICIAL AFFAIRS - The Other. UNITED STATES OF MEXICO - Secretariat of Foreign Relations - GENERAL MANAGER FOR JUDICIAL AFFAIRS - Appendix 011429 - Three signatures

I, the Notary, declare: That the rights to issue the permit above transcribed, for the quantity of Three Thousand Pesos, National Currency, were covered by a declaration of payment of rights by certifications and replacements issued by the Secretariat of the Treasury and Public Credit, under folio number nine hundred fifty-seven one thousand nine hundred twenty-seven, with the stamp of the machine that reads: “FEB-20-85 8 2 4 2 0 0   3,000.00.”

LEGAL REPRESENTATIVES. I. Attorney JAIME CORTES ROCHA, confirms his legal capacity as follows:

a.).- As an attorney of “BTR, Inc.,” with the document number thirty-seven thousand four hundred twenty-nine, dated 20 of March, nineteen hundred eighty-five, executed before me, of which I am transcribing the pertinent part as follows:

“ . . . . . CLAUSES: FIRST. The Special Power of Attorney granted by “BTR, Inc.” is officially recorded in terms of the documents cited in the BACKGROUND of this legal instrument. SECOND. Consequently, the agents Attorneys JAIME CORTES ROCHA are empowered to appear to represent “BTR, Inc.” at the signing of a Variable Stock Corporate contract and to agree on the terms of said contract, as well as in particular to make the agreement referred to in the second article of the Regulation of the Organic Law of the First Section - of Article Twenty-seven of the Constitution.-. . . .”

b.). As attorney of “BTR Americas, Inc.” with document number thirty-seven thousand four hundred thirty, of 20 of March, nineteen hundred eighty-five, granted before me, of which I am transcribing the pertinent parts as follows:

“ . . . . . CLAUSES: FIRST. The Special Power of Attorney granted by “BTR Americas Inc.” is officially recorded in terms of the documents cited in the BACKGROUND of this legal instrument. SECOND. Consequently, the agents Attorneys JAIME CORTES ROCHA . . . . . are empowered to appear to represent “BTR, Inc.” at the signing of a Variable Stock Corporate contract and to agree on the terms of said contract, as well as in particular to make the agreement referred to in the second article of the Regulation of the Organic Law of the First Section of Article Twenty-seven of the Constitution . . . . . ”

c.). As attorney of “BTR Americas, Inc.” with document number thirty-seven thousand four hundred thirty-one, of 20 of March, nineteen hundred eighty-five, granted before me, of which I am transcribing the pertinent parts as follows:

“ . . . . . CLAUSES: FIRST. The Special Power of Attorney granted by “BTR Canada Holdings, Inc.” is officially recorded in terms of the documents cited in the BACKGROUND of this legal instrument. SECOND. Consequently, the agents Attorneys JAIME CORTES ROCHA . . . . . are empowered to appear to represent “BTR, Inc.” at the signing of a Variable Stock Corporate contract and to agree on the terms of said contract, as well as in particular to make the agreement referred to in the second article of the Regulation of the Organic Law of the First Section of Article Twenty-seven of the Constitution. . . . .”

II. Attorney LUIS CERVANTES MUNIZ, attests his legal capacity as follows:

“. . . . . CLAUSES: FIRST. The Special Power of Attorney granted by “BTR Trading, Inc.” is officially recorded in terms of the documents cited in the earlier parts of this legal instrument. - SECOND. Consequently, the agents, Attorneys LUIS CERVANTES MUNIZ . . . . . are empowered to appear to represent “BTR, Inc.” at the signing of a Variable Stock Corporate contract and to agree on the terms of said contract, as well as in particular to make the agreement referred to in the second article of the Regulation of the Organic Law of the First Section of Article Twenty-seven of the Constitution. . . . .”

b.). As attorney of “BTR North America, Inc.” with document number thirty-seven thousand four hundred thirty-three, of 20 of March, nineteen hundred eighty-five, granted before me, of which I am transcribing the pertinent parts as follows:

“ . . . . . CLAUSES: FIRST. The Special Power of Attorney granted by “BTR North America, Inc.” is officially recorded in terms of the documents cited in the earlier parts of this legal instrument. - SECOND. - Consequently, the agents, Attorneys LUIS CERVANTES MUNIZ . . . . . are empowered to appear to represent “BTR North America, Inc.” at the signing of a Variable Stock Corporate contract and to agree on the terms of said contract, as well as in particular to make the agreement referred to in the second article of the Regulation of the Organic Law of the First Section of Article Twenty-seven of the Constitution. . . . .”

In all the stated powers, the granting of the same is done in the following terms: ”. . . . . That by means of this instrument and in representation of . . . . grants and confers upon Messrs. Jaime Cortés Rocha and Luis Cervantes Muñiz, attorneys, adults residing in Mexico, Federal District, a SPECIAL POWER so that they may exercise together or severally, in the name of and representing . . . . . . . . . with the following powers: a) to apply to, as the case may be, the Secretariat of Foreign Relations of the Mexican Republic, for the permit necessary to form a variable stock corporation and hold and insert in the corporation charter the agreement referred to in Article 2o. of the Regulation of the Organic Law of Section I of Article 27 of the Mexican Constitution;

b) To appear before the Notary Public of their choice in the Mexican Republic and together with other persons form a variable stock corporation and ratify the respective constitution and corporate bylaws and underwrite and pay, whether in whole or in part, . . . . . . . the capital stock of said enterprise; c) To agree on and accept the inclusion in the constitution and bylaws of said corporation, all the provisions and conditions that they may consider appropriate; d) To appoint the members of the Administrative Council, Commissioners, Officials and Agents and any other persons carry out other tasks they consider suitable, and to determine their powers and functions; to authorize the opening of bank accounts and appoint the persons who may draws against such accounts; and e) In general, to do all they may consider necessary or relevant to form in keeping with the laws, together with other persons, the Mexican corporation already mentioned. . . . .”

Attorneys JAIME CORTES ROCHA and LUIS CERVANTES MUNIZ, declare under oath that the powers with which they appear have not to date been revoked or modified in any form and that their clients have legal capacity.

I, THE NOTARY, WITNESS: I. That what has been transcribed and inserted agrees with the originals to which I refer; II. That upon knowing the appearing parties personally, who have, in my opinion legal capacity; III. That having read this charter to the appearing parties, without explaining to them its value and force in Law, being they are experts in the material, they were in agreement with it and signed it in witness - declaring in their personal data that they are: Mexicans by birth, natives of this Capital, Mr. CORTES ROCHA, was born the twenty-fifth of February, 1947, married, Lawyer, residing in Paseo de la Reforma, number seventy-six, second floor, Colonia Juarez, Zip Code 061600 of this City; and Mr. CERVANTES MUNIZ, was born the sixteenth of November, one thousand nine hundred fifty-five, married Lawyer, same address as Mr. Cortes Rocha.

ILLEGIBLE SIGNATURES OF ATTYS. JAIME CORTES ROCHA AND LUIS CERVANTES MUNIZ.

SIGNED BEFORE ME on the day of its date and I authorize it of course, in this City of Mexico. C. YFARRAGUERRI. Signature. A stamp with the National Coat of Arms which reads:-ATTY. CARLOS A. YFARRAGUERRI AND VILLAREREAL NOTARY NO. 28 MEXICO, D.F. UNITED STATES OF MEXICO.

ARTICLE TWO THOUSAND FIVE HUNDRED FIFTY-FOUR, OF THE CIVIL CODE FOR THE FEDERAL DISTRICT. “Art. 2,554. In all matters the general powers for lawsuits and collections, it shall be sufficient if it be said that it is granted with all the general and special powers that a special clause may require in keeping with the Law, so that they may be understood to be conferred without any limitation. In the general powers to administer goods, it shall be sufficient to express that they are given with this character, so that the agent may have every type of administrative power. In the general powers, to exercise acts of dominion, it shall be sufficient that they are given with this character in order for the agent to have all the powers of an owner, both in what pertains to the estate as well as to do every type of action to defend them. Should there be a desire to limit, in the three aforementioned cases, the powers of the agents, the limitations shall be stated in writing or the powers will be special. The notaries shall insert this article in the testimonies of the powers that they authorize.’’

THIS IS THE FIRST TESTIMONY THAT IS MADE FROM THE ORIGINAL AND IS ISSUED FOR THE CORPORATION THAT IS FORMED AND NAMED “ STOWE WOODWARD MEXICO SA DE CV,” a VARIABLE STOCK CORPORATION, AS PROOF. IT IS CORRECTED IN TWENTY-FIVE PAGES, THESE BEING VERIFIED AND THEIR TAXES AMOUNTING TO : FIVE PESOS. MEXICO, FEDERAL DISTRICT, APRIL ELEVENTH, NINTEEN HUNDRED EIGHTY-FIVE. I WITNESS.

(Notary’s seal)

THE REGISTRAR

ATTY. EFRAIN SANCHEZ SOLORIO